Exhibit 99.4

NEPHROS, INC.

UP TO 175,000,000 SHARES OF COMMON STOCK AND
WARRANTS TO PURCHASE UP TO 161,793,248 SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE OF NON-TRANSFERRABLE RIGHTS TO SUBSCRIBE
FOR SUCH SHARES AND WARRANTS

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., EASTERN TIME,
ON [•], SUBJECT TO EXTENSION.

[•], 2010

To Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with a rights offering (the “Rights Offering”) by NEPHROS, INC., a Delaware corporation (the “Company”), to the holders of its common stock, par value $0.001 per share (“Common Stock”), as described in the Company’s prospectus dated [•], 2010 (the “Prospectus”). Holders of record of Common Stock at 5:00 p.m., Eastern Time, on [•], 2010 (the “Record Date”) will receive at no charge non-transferable subscription rights (the “Subscription Rights”) to purchase up to an aggregate of 175,000,000 Units at a subscription price (the “Subscription Price”) of $0.02 per Unit, for up to an aggregate purchase price of $3,500,000.

Each stockholder will receive one Subscription Right for each share of Common Stock owned on the Record Date, evidenced by a subscription certificate (the “Subscription Certificate”) registered in the stockholder’s name or in the name of the stockholder’s nominee. Each Subscription Right will entitle its holder to purchase 4.185496618 Units at the Subscription Price of $0.02 per Unit (the “Basic Subscription Privilege”). Each Unit consists of one share of Common Stock and a warrant to purchase 0.924532845 shares of Common Stock at the exercise price of $0.02 per share for a period of five years following the Expiration Date (as defined below). Holders who exercise their Basic Subscription Privilege in full may also subscribe for additional Units not subscribed for by other Subscription Rights holders in the Rights Offering at the same Subscription Price of $0.02 per Unit (the “Over-Subscription Privilege”). There is no minimum number of Units any holder of Subscription Rights must purchase, but holders may not purchase fractional Units, and we will not issue fractional shares upon exercise of the warrants included with each Unit, but rather will round the number of shares issued down to the nearest whole number. See “The Rights Offering–The Subscription Rights” in the Prospectus.

If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Subscription Rights, you will be required to certify to Continental Stock Transfer & Trust Company (the “Subscription Agent”) and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Subscription Rights on whose behalf you are acting has been exercised in full, and the number of Units being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Subscription Rights on whose behalf you are acting. If holders exercise their Over-Subscription Privileges for more Units than are available, we will allocate the available Units proportionately among holders who exercise their Over-Subscription Privileges based on the number of Units each such holder subscribed for under the Basic Subscription Privilege. The Subscription Agent will promptly return any excess payments by mail without interest or deduction. See “The Rights Offering–The Subscription Rights–Over-Subscription Privilege” in the Prospectus.

We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

Enclosed are copies of the following documents for you to use:

1.       Prospectus;

2.       Form of Letter to Stockholders from the Company;

3.       Instructions for Use of Subscription Rights Certificates;

4.       Notice of Guaranteed Delivery;

5.       A form letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name or in the name of your nominee;

6.       Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Subscription Rights; and

7.       Nominee Holder Certification Form.

Your prompt action is requested. The Subscription Rights will expire at 5:00 P.M., Eastern Time, on [•], subject to extension or earlier termination (the “Expiration Date”).

To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus by 5:00 p.m., Eastern Time, on the Expiration Date, unless the guaranteed delivery procedures described in the Prospectus are followed in lieu of delivery of a Subscription Certificate by 5:00 p.m., Eastern Time, on the Expiration Date.

Additional copies of the enclosed materials may be obtained by contacting the information agent, Morrow & Co., LLC, at (203) 658-9400.

Sincerely,

Paul A. Mieyal Acting Chief Executive Officer

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF NEPHROS, INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.